Company Contact: Gary Atkinson (954) 596 - 1000 GaryAtkinson at singingmachine.com www.singingmachine.com

FOR IMMEDIATE RELEASE

The Singing Machine Company Receives Notice from The
American Stock Exchange of Failure to Satisfy Certain Listing Standards.

Coconut Creek, FL, September 23, 2008, 2008 -- The Singing Machine Company (“Singing Machine” or the “Company”)(AMEX: SMD) announced today that is has received notice from the American Stock Exchange (the “Amex” or “Exchange”) that the Company’s first quarter results for period ended June 30, 2008 was not in compliance with Section 1003(a)(ii) of the Amex Company Guide with shareholders’ equity of less than $4,000,000 and losses from continuing operations in three of its four most recent fiscal years.

In order to maintain its Amex listing, the Company must submit a plan by October 16, 2008 advising the Exchange of action the Company has taken or will take to satisfy Amex compliance with the continued listing standards of the Company Guide by March 31, 2009. The Listings Qualifications Department will evaluate the plan and make a determination as to whether the Company has made a reasonable demonstration of an ability to regain compliance. If the plan is accepted, the Company may be able to continue its listing during the plan period, during which time it will be subject to periodic review.

The Exchange also notified the Company that pursuant to Company Guide Section 1003(f)(v) the Exchange deems the Company’s share selling price too low and requests that the Company effect a reverse stock split to address its low selling price. Failure to do so within a reasonable amount of time may result in suspended dealings or removal from the Exchange.

The Company intends to submit a timely plan to address the Exchange’s concerns.

About The Singing Machine
Incorporated in 1982, The Singing Machine Company develops and distributes a full line of consumer-oriented karaoke machines and music under The Singing MachineTM, Bratz, SoundX and other brand names. The first to provide karaoke systems for home entertainment in the United States, The Singing Machine sells its products in North America, Europe and Australia.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management and include, but are not limited to statements about our financial statements for the fiscal year ended March 30, 2006. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the risks that our vendors in China may not ship our products on the scheduled basis and that we will have sufficient cash flow to finance our working capital needs in the remaining periods of this fiscal year. In addition, you should review our risk factors in our SEC filings which are incorporated herein by reference. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.